ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact: Victor M. Perez, CFO 713-369-0550

ALLIS-CHALMERS ENERGY ANNOUNCES NEW MEMBER OF SENIOR MANAGEMENT TEAM

HOUSTON, TEXAS, April 26, 2010 - Allis-Chalmers Energy Inc. (NYSE: ALY) today announced the appointment of Carlos Etcheverry as President of its Drilling and Completion segment.

Carlos Etcheverry joins Allis-Chalmers with over 20 years experience in the drilling and oilfield services industry. Most recently, he served as Chief Operating Officer of San Antonio International. He previously held a number of management roles with Pride International’s E&P Services group including business development, general manager for Argentina and Bolivia, Vice President Latin America South, and President of San Antonio when that company was owned by Pride. Mr Etcheverry also worked for over 10 years with the Halliburton Company with a focus on Latin America.

Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated "We are pleased to welcome Carlos to our team. His industry knowledge and international operating experience will help us pursue our growth initiatives, not only for our established operations in Brazil and Argentina, but also as we continue to expand our offering of Allis-Chalmers services internationally."

About Allis-Chalmers

Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company.  Allis-Chalmers provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, Arkansas, Pennsylvania, Oklahoma, New Mexico, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil, Mexico and Bolivia. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services.  For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.